Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Announces First Quarter Results

38% Sales Growth in Specialty Packaging Drives Improvement

Equipment Upgrade Plan Well Underway and On Schedule

Company Confirms Full Year Guidance for Fiscal 2006 and Fiscal 2007

Richmond, Virginia (October 27, 2005) — Cadmus Communications Corporation (NASDAQ/NM: CDMS) today announced net sales of $107.2 million for the first quarter of fiscal 2006, an increase of 4% from $103.0 million in last year’s first quarter. Operating income was $6.9 million and net income was $2.2 million, or $0.23 per share, for the first quarter of fiscal 2006, compared to operating income of $8.2 million and net income of $3.2 million, or $0.34 per share, in the first quarter of fiscal 2005.

Included in the results for the first quarter of fiscal 2006 are restructuring and other charges of $0.7 million, or $0.05 per share net of taxes, related to severance expenses, costs to consolidate and reorganize facilities, and impairment of assets to be replaced, which are part of the Company’s previously announced equipment upgrade plan. Results for the first quarter of fiscal 2005 include $1.0 million, or $0.07 per share net of taxes, of other income from a previously disclosed insurance recovery.1

Adjusted for the impact of the items noted above2, operating income was $7.7 million for the first quarter of fiscal 2006, an increase of 6% from last year’s $7.2 million, and income was $2.7 million, or $0.28 per share, compared to $2.6 million, or $0.27 per share, in the first quarter of fiscal 2005, adjusted as described above.

Operating highlights for the first quarter were as follows:

•	Net sales and operating income and earnings per share, as adjusted, were all higher than any first quarter for Cadmus in the last four years;

•	Net sales increased 4% to $107.2 million;

•	Specialty Packaging net sales increased 38% to $22.6 million and operating margins expanded to 10.8% from 7.4% last year;

[1]	In the Company’s press release for the first quarter of fiscal 2005, other income of $1.0 million, or $0.07 per share net of taxes, related to the insurance recovery, was not excluded from the Non-GAAP measures table (see the column labeled “2004(A)” in the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached). For purposes of the discussion in this release, however, the impact of the insurance recovery has been excluded from the prior year Non-GAAP measures and the table (see the column labeled “2004(C)” in the table attached), as management believes that excluding the impact of the insurance recovery from comparisons to the prior year better reflects the trends of the underlying operational performance of the business.

[2]	Refer to the portion of this release entitled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.

•	Scientific, technical and medical (“STM”) revenues increased 1%; however in the Company’s Publisher Services segment this increase was offset by lower freight and postage revenues (down $0.9 million, or 12%, from last year) and by a 6% decline in special interest magazine revenues;

•	Consolidated operating margins, as adjusted, increased to 7.2% of net sales compared to 7.0% in the prior year;

•	Earnings per share, as adjusted, rose to $0.28 from $0.27 last year; and

•	Total debt increased by $2.5 million (excluding the fair market value of interest rate swap agreements) as the Company incurred $8.6 million in capital expenditures primarily in connection with its previously announced equipment upgrade plan.

Bruce V. Thomas, president and chief executive officer, remarked, “We are pleased with our performance this quarter. Net sales and operating income and earnings per share, as adjusted, were all higher than any first quarter for Cadmus in the last four years. We are even more pleased with the current pace of business activity in our core segments. Our Specialty Packaging business had a truly outstanding quarter, as they delivered 38% top-line growth and improved their profitability by 340 basis points, to 10.8% of net sales. In our Publisher Services segment, we were pleased to see that we achieved top-line growth in our STM business. Margins for that market also were solid, despite additional costs that we incurred from the floods in India, which temporarily disabled our Mumbai, India facility, and from customer workflow changes that impacted our efficiencies. However, our special interest magazine plants did not perform as well as we had expected. Volumes in these plants were particularly light in July, and while August and September were better, both net sales and margins never fully recovered from the slow start. Therefore, while this was a solid quarter for Cadmus, it was not the record quarter it might have been.”

Continuing, Mr. Thomas stated, “We also are pleased with the progress we made on our growth-oriented initiatives. During the quarter, we (i) obtained qualified vendor status for additional educational publishers and continued to both increase customers and revenues in this important market, (ii) completed the development of, and introduced into the market, a new product in our fast-growing Emerging Solutions suite of technology products, (iii) launched a new business unit to provide content-related services to the security and defense industry – a market we see as providing strong growth potential for Cadmus, and (iv) relocated and expanded our Dominican Republic operation and added several new healthcare and other customers at this facility. These initiatives put additional pressure on our margins during the quarter. However, they also are strong drivers for growth. In fact, these achievements, combined with several recent large renewals, significant new business wins, and an overall much higher level of quote activity, suggest that we can sustain and even accelerate our top-line growth.”

Commenting on the Company’s equipment upgrade plan, Paul K. Suijk, senior vice president and chief financial officer, noted, “We are well underway and remain on schedule with our equipment upgrade plan. Reactions from both customers and employees have been quite positive, facility renovations are well underway in several locations, and equipment has begun to arrive. We still expect all of the equipment at our Lancaster, Pennsylvania facility to be fully operational by calendar year end and all of the web equipment to be operational by late Spring 2006. Most importantly, we still feel highly confident in our ability to achieve at least the $12-15 million of savings that we outlined previously.”

Commenting further on the upgrade plan, Mr. Suijk said, “For the first quarter, our overall debt increased by $2.5 million, as we incurred approximately $8.6 million in capital expenditures primarily related to our equipment upgrade plan. This represents a $6.6 million increase in capital spending over last year’s first quarter. We should note that we have been successful in obtaining very attractive financing for a large portion of the equipment we are purchasing. In September, we arranged German export financing that will permit us to borrow, on an unsecured basis, up to 85% of the purchase price of the German-manufactured equipment at an all-in spread of approximately 75 basis points over LIBOR. We will continue our efforts both to keep the overall cost of the equipment upgrade plan as low as possible and also to use our strong operating cash flows to repay debt as quickly and as cost-effectively as possible.”

First Quarter Operating Results Review

Net sales for the first quarter totaled $107.2 million compared with $103.0 million last year, an increase of 4%. Specialty Packaging segment net sales were $22.6 million, an increase of 38% from $16.4 million last year, as the Company continued to benefit from its unique Global Packaging Solutions network and also from its investment in prior years in new manufacturing equipment such as the Company’s Gallus in-line folding carton system. Publisher Services segment net sales were $84.7 million, a decrease of 2% from $86.6 million last year, as growth in revenues at facilities serving the STM market was more than offset by a decline in freight and postage and in revenues at facilities primarily serving the special interest magazine market.

Operating income, adjusted as described above,3 for the quarter was $7.7 million or 7.2% of net sales in the first quarter, compared to $7.2 million, or 7.0% of net sales last year. Specialty Packaging operating income doubled to $2.4 million and operating income margins increased to 10.8% of net sales from 7.4% last year as the business continued to benefit from higher overall volume, improved business mix, and efficiencies derived from new and more efficient technology and global work flows. Publisher Services operating income declined to $6.6 million from $8.5 million last year, adjusted as described above, and operating income margins declined to 7.8% of net sales from 9.8% last year4 due to (i) additional costs incurred during the quarter at the Company’s content processing facilities when the Company’s facility in Mumbai, India was non-operational due to severe flooding in India, (ii) costs incurred in connection with the Company’s growth-oriented initiatives outlined above, including continued expansion into the educational market, and (iii) excess capacity at the Company’s special interest magazine facilities, particularly during the month of July.

Income for the first quarter totaled $2.7 million, or $0.28 per share, compared to $2.6 million, or $0.27 per share, in last year’s first quarter, adjusted as described above.5 Cash generated from operations, offset by the $8.6 million on capital expenditures related primarily to our equipment upgrade plan resulted in an increase in total debt of $2.5 million for the quarter, excluding the fair market value of interest rate swap agreements.

Outlook

Commenting on the Company’s outlook for fiscal 2006 and fiscal 2007, Mr. Thomas stated, “For fiscal 2006, we should continue to build momentum throughout the year. Our Specialty Packaging business is off to a great start, has been growing strongly, and we expect that solid growth to continue. In our Publisher Services segment, we are seeing the kind of new business development activity and growth that is required for us to achieve our top-line targets. Our task will be to operate our sites as efficiently as possible and drive margin improvement throughout the year. At this point, published estimates for Cadmus remain $1.62 per share for fiscal 2006, and $2.33 per share for fiscal 2007. We remain comfortable with those earnings per share6 estimates for both periods. And again, please note that in this guidance, the potential additional tax benefit of $32 million (for a cumulative total of up to $37 million) that we have discussed previously has not been taken into consideration and would represent upside to our guidance.”

[3]	On a GAAP basis, operating income of $6.9 million was 6.5% of net sales for the first quarter of fiscal 2006 and operating income of $8.2 million was 8.0% of net sales for the first quarter of fiscal 2005.
[4]	On a GAAP basis, for the first quarter of fiscal 2005, Publisher Services segment operating income was $9.5 million, or 10.9% of segment net sales of $86.6 million. Adjusted for the $1.0 million insurance recovery (or 1.1% of segment net sales), operating income was $8.5 million, or 9.8% of segment net sales.
[5]	On a GAAP basis, net income was $2.2 million, or $0.23 per share, for the first quarter of fiscal 2006 and net income was $3.2 million, or $0.34 per share, for the first quarter of fiscal 2005.
[6]	As total estimates reflecting adjustments to exclude the impact of restructuring and other charges and similar type items.

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” and “operating income margin” adjusted to exclude restructuring and other charges of $0.7 million for the three months ended September 30, 2005, and to exclude the impact of the $1.0 million insurance recovery for the three months ended September 30, 2004 on a consolidated basis and also from Publisher Services segment operating income and operating income margins, (2) “income” and “income margin” adjusted in the same manner and for the same items as operating income, (3) “earnings per share” adjusted in the same manner and for the same items as income, and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of change in accounting principle, discontinued operations, debt refinancing costs, and the impact of restructuring and other charges from the computation of EBITDA.

In the Company’s press release for the first quarter of fiscal 2005, other income of $1.0 million, or $0.07 per share, related to the insurance recovery, was not excluded from the Non-GAAP measures table (see the column labeled “2004(A)” in the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached). For purposes of the discussion in this release, however, the impact of the insurance recovery has been excluded from the prior year Non-GAAP measures and the table (see the column labeled “2004(C)” in the table attached), as management believes that excluding the impact of the insurance recovery from comparisons to the prior year better reflects the trends of the underlying operational performance of the business.

For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures table attached and footnote number 4 to this release).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure, (2) the exclusion of the insurance recovery permits comparisons of trends in the underlying operational performance of the Company, and (3) EBITDA and EBITDA margin as a percent of net sales are useful measures of operating performance before the impact of investing and financing transactions, providing meaningful comparisons between companies’ earnings power and consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

“Cadmus…Serving Education, Science, Health”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational market, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment upgrade program, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, and (11) our ability to realize the tax benefits associated with certain transactions. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2005	2004
Net sales	$107,217	$102,977

Cost of sales	89,681	84,236
Selling and administrative expenses	9,868	11,514
Restructuring and other charges	735	—
Other income	—	(1,000)

	100,284	94,750

Operating income	6,933	8,227

Interest and other expenses:
Interest	3,493	3,174
Other, net	83	(42)

	3,576	3,132

Income before income taxes	3,357	5,095

Income tax expense	1,171	1,912

Net income	$2,186	$3,183

Earnings per share, assuming dilution	$0.23	$0.34

Weighted-average common shares outstanding	9,458	9,385

Cash dividends per common share	$0.0625	$0.0625

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2005 (Unaudited)	June 30, 2005
Assets:
Cash and cash equivalents	$820	$237
Accounts receivable, net	59,625	56,497
Inventories	26,887	24,124
Other current assets	10,664	10,456
Property, plant and equipment, net	95,419	91,600
Other assets, net	138,810	137,761

Total assets	$332,225	$320,675

Liabilities and shareholders’ equity:
Accounts payable	$38,796	$30,277
Accrued expenses and other current liabilities	23,810	24,525

Total current liabilities	62,606	54,802

Total debt:
Senior bank credit facility (matures 1/28/08)	34,500	32,000
Senior subordinated notes (matures 6/15/14)	125,000	125,000

Subtotal debt before swap agreements	159,500	157,000
Fair market value of interest rate swap agreements	312	1,363

Total long-term debt	159,812	158,363

Other long-term liabilities	52,698	52,650
Shareholders’ equity	57,109	54,860

Total liabilities and shareholders’ equity	$332,225	$320,675

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended September 30,
	2005	2004
Net sales:
Publisher Services	$84,660	$86,581
Specialty Packaging	22,557	16,396

Total net sales	$107,217	$102,977

Operating income:
Publisher Services	$6,643	$9,465
Specialty Packaging	2,433	1,214
Unallocated/other	(1,408)	(2,452)
Restructuring and other charges	(735)	—

Total operating income	$6,933	$8,227

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended September 30,
	2005		2004(A)		Insurance Recovery(B)	2004(C)
Capital expenditures	$8,614		$1,996			$1,996

Operating income, as reported	$6,933	6.5%	$8,227	8.0%		$8,227	8.0%
Restructuring and other charges (D)	735	0.7	—	—		—	—
Other income (insurance recovery)	—	—	—	—	$(1,000)	(1,000)	(1.0)

Operating income, as adjusted	$7,668	7.2%	$8,227	8.0%	$(1,000)	$7,227	7.0%

Net income, as reported	$2,186	2.0%	$3,183	3.1%		$3,183	3.1%
Income tax expense	1,171	1.1	1,912	1.9		1,912	1.9

Income before income taxes, as reported	3,357	3.1	5,095	5.0		5,095	5.0
Restructuring and other charges (D)	735	0.7	—	—		—	—
Other income (insurance recovery)	—	—	—	—	$(1,000)	(1,000)	(1.0)

Income, as adjusted	4,092	3.8	5,095	5.0		4,095	4.0
Income tax expense	1,427	1.3	1,912	1.9	(375)	1,537	1.5

Income, as adjusted	$2,665	2.5%	$3,183	3.1%	$(625)	$2,558	2.5%

Earnings per share, assuming dilution:
Net income, as reported	$0.23		$0.34			$0.34
Restructuring and other charges, net of taxes (D)	0.05		—			—
Other income (insurance recovery)	—		—		$(0.07)	(0.07)

Earnings per share, assuming dilution, as adjusted	$0.28		$0.34		$(0.07)	$0.27

Net income, as reported	$2,186	2.0%	$3,183	3.1%	$(625)	$2,558	2.5%
Income tax expense	1,171	1.1	1,912	1.9	(375)	1,537	1.5
Interest	3,493	3.3	3,174	3.1		3,174	3.1
Depreciation	4,527	4.2	4,737	4.6		4,737	4.6
Amortization	209	0.2	163	0.1		163	0.1
Restructuring and other charges (D)	735	0.7	—	—		—	—

EBITDA	$12,321	11.5%	$13,169	12.8%	$(1,000)	$12,169	11.8%

Margin percentages reflect percentage of net sales.

(A) Reconciliation of GAAP to Non-GAAP measures including the insurance recovery in the results.

(B) Insurance recovery of $1.0 million, or $0.07 per share net of taxes, for the three months ended September 30, 2004.

(C) Reconciliation of GAAP to Non-GAAP measures excluding the insurance recovery from the results.

(D) Restructuring and other charges were $0.5 million, net of taxes, for the three months ended September 30, 2005.